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                                                                    EXHIBIT 10.4

                                 MARKET LICENSE
                                     Between
                        ACCESS HEALTH ALTERNATIVES, INC.
                                       And

                           ---------------------------


         This agreement, when signed below by you, on behalf of ____________________, a __________ corporation ("Licensee"), will serve as a binding agreement by which Licensee agrees to fund the installation of certain Access HealthMax Nutritional Centers (the "Centers"), to be among those located in the ___________________ (the "Market").

1. General. The following is a general description of the relative rights and obligations of the parties to this agreement.

         (a) Access Health Alternatives Inc, through its subsidiary Access HealthMax, Inc. (collectively "HealthMax") agrees to identify healthcare providers and locations (jointly the "Providers") throughout the Market that meet or exceed HealthMax' criteria for becoming Centers, within the scope of HealthMax' existing Center models, as previously described to Licensee. HealthMax will present those Providers to Licensee for Licensee's approval, which will not be unreasonably withheld. Providers rejected by Licensee may be introduced to other funding sources by HealthMax. Once a Provider has been accepted by Licensee, HealthMax will undertake to enter into provider agreements, train, supply, support, and otherwise engage in all reasonable steps to ensure the installation and operation of a Center with such Provider.

         (b) Licensee agrees to fund the establishment of a minimum of twenty (20) Centers in the Market, on the terms and conditions set forth below. Further, once the twentieth Center funded by Licensee has been installed in the Market, Licensee will have the further right to fund up to twenty (20) additional Centers in the Market should HealthMax determine that the Market can support such additions.

         (c) Licensee will be entitled to a minimum of twenty (20) start up packages which will be housed by Access until such time as the packages are delivered to Provider. Start up packages shall include, display board, marketing/product material, and initial inventory. It is expressly understood that the product inventory, once delivered to the Provider shall be on consignment in that office.

         (d) In consideration of Licensee funding the Centers, and as a licensee of HealthMax, Licensee will receive revenue from the sale of Access HealthMax Nutritional Products sold by the Centers funded and licensed by Licensee, as set forth below. Such sales may include direct sales and sales to HealthMax members identified by the funded Center.

         (e) Notwithstanding anything set forth to the contrary in this agreement, in the License Agreement or in any provider agreement, HealthMax expressly reserves the right to discontinue, change pricing, or initiate any HealthMax Nutritional Product or associated program, at any time and for any reason, upon written notice to Licensee.

2.       Installation of Initial Centers.

         (a) HealthMax shall identify and introduce to Licensee, for Licensee's approval, no fewer than three (3) Providers believed by HealthMax to be suitable candidates for the installation of Centers, within thirty (30) business days following the date of this agreement. Unless HealthMax has received written notice from Licensee as to the unacceptability of such Provider within one (1) business day following the date the identify of such Provider has been given to Licensee, the Provider will be deemed to

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                  have been accepted by Licensee. It is agreed that Licensee's acceptance will not be unreasonably withheld.

         (b) As quickly as practical following Licensee's acceptance of a Provider, HealthMax will enter into an appropriate provider agreement consistent with HealthMax' current practice, and represented in Exhibit A, and will take all reasonable steps to complete the Installation of the Center, it being agreed that for purposes of this agreement, Installation shall be deemed to have occurred when HealthMax' initial equipment package has been delivered to, and accepted by, an approved Provider and initial training has been completed, and it being further agreed and understood that Installation shall be completed within 30 business days following Licensee's acceptance of the Provider.

         (c) As quickly as possible following the Installation of the first three (3) Centers in accordance with the foregoing, and assuming the Terms of Funding set forth below have been met, HealthMax will identify, qualify and accomplish the Installation of seventeen (17) additional Centers in the Market.

         (d) HealthMax will use its best efforts to complete the Installation of the first ten (10) Centers within sixty (60) business days following the date of this Agreement, and the next ten (10) Centers within one hundred twenty (120) business days thereafter.

3.       Installation of Additional Centers.

         (a) Upon the completion of the Installation of the Initial Centers, Licensee shall have the right to fund up to twenty
                  (20) additional Centers (the "Additional Centers"), which right shall be exercised, if at all, as follows.

         (b) Upon the completion of the Installation of the Initial Centers, HealthMax shall notify Licensee in writing of such event and of Licensee's option to fund additional Centers , in groups of ten (10) in the Market; Licensee shall have five (5) business days from the date of such notice in which to notify HealthMax, in writing, of Licensee's exercise of that option, and to fund the ten (10) Additional Centers in accordance with the applicable provisions set forth below.

4. Replacement of Centers. In the event that HealthMax' relationship with a particular Center is terminated for any reason during the five-year period commencing on the date of this Agreement, HealthMax shall use its best efforts to replace that Center as quickly as possible; provided, however, that HealthMax shall identify a replacement Center within sixty (60) business days from the termination of a Center, and shall complete Installation of the replacement Center within thirty
         (30) business days following Licensee's acceptance of such a replacement Center and execution and delivery of Provider Agreement with respect to the replacement Center. Irrespective of the foregoing, HealthMax will be under no obligation to identify and support a replacement Center if Licensee has received a minimum of $20,000 return from the terminated Center.

6.       Revenue Distribution.

         (a) In consideration for funding the Initial Centers and the Additional Centers (collectively, the "Funded Centers"), and as contemplated by the License Agreements with respect thereto, Licensee, as licensor, shall receive $2.50 all HealthMax Nutritional Products purchased by the Funded Centers and sales to HealthMax members identified by the funded Center during the Term as defined below (the "Revenue Distribution").

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         (b)      As further consideration and for a five year period to run concurrent with this agreement, Licensee shall be entitled to $0.25 of each monthly paid membership under the Nutritional Options Plus Plan (the "NOP Distribution"). In addition Licensee shall be entitled to a bonus $0.25 until the total of $200,000 has been received from paid membership.

         (c) Licensee will receive its applicable Revenue Distribution and NOP Distribution, along with a detail of the basis for such Distributions, no less frequently than quarterly.

         (d) The period of time for which Licensee shall be entitled to receive Revenue Distributions from the Funded Centers shall be for a five-year period commencing on the Installation with respect to each Center (the "Term").

7. Terms of Funding. Licensee agrees to fund each of the respective Centers as follows:

         (a) Initial Centers: payment of $200,000 upon execution of this agreement

         (b) Additional Centers: payment of $100,000 upon execution of option agreement

8. Exclusivity. At such time as the twentieth (20th) Initial Center has been fully funded in accordance herewith, Licensee shall be deemed to have been granted the exclusive right (the "Exclusivity") to establish Centers in the Territory, for the duration of the last-to-expire Term; provided, however, that the following shall not be deemed to be within the scope of this Exclusivity: the establishment and operation of any Centers owned by HealthMax or an affiliate of HealthMax; the direct marketing and/or sale of any HealthMax Nutritional Products to individuals in the Territory; the establishment and operation of any non-Center methods of distribution of HealthMax Nutritional Products in the Territory; and the establishment and operation of any Center reasonably required in connection with an employer-associated contract (an "Employer Center") (such as the establishment of a Center located on, or in close proximity to, an employer's premises for purposes of inducing the employer to participate in a member benefits plan instituted by HealthMax or an affiliate of HealthMax). In the latter case, HealthMax agrees to offer Licensee the opportunity to fund the Employer Center, on terms to be established if and when such opportunity arises.

9. Termination. This Agreement (and any Term hereunder) may be terminated at any time by mutual agreement of the parties, at which time all of the respective rights and obligations for Revenue Distribution, Exclusivity, Right of First Refusal, and otherwise, shall cease, unless otherwise mutually agreed. In addition, this Agreement may be terminated as follows:

         (a) Termination by Licensee: Licensee may terminate this Agreement for HealthMax Cause (as defined below) at any time upon 30 days' written notice to HealthMax.

                  (i) For purposes of this Agreement, HealthMax Cause shall mean the occurrence of any of the following, which, after receipt by HealthMax of written notice from Licensee, has not been cured within sixty (60) business days: (A) failure of HealthMax to deliver any HealthMax Nutritional Product within ten (10) business days from receipt of an order from any Funded Center; (B) HealthMax' breach of a material provision of this Agreement; or (C) appointment of a receiver over HealthMax or filing of a petition for voluntary or involuntary bankruptcy of HealthMax.

         (b) Termination by HealthMax: HealthMax may terminate this Agreement for Licensee Cause (as defined below) at any time upon 30 days' written notice to Licensee.
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                  (i)      For purposes of this Agreement, Licensee Cause shall
                           mean the occurrence of any of the following, which, after receipt by Licensee of written notice from HealthMax, has not been cured within sixty (60) business days: (A) failure of Licensee to timely make any payment required under this Agreement; (B) Licensee's breach of a material provision of this Agreement; (C) appointment of a receiver over Licensee or filing of a petition for voluntary or involuntary bankruptcy of Licensee; or (D) determination by a regulatory or similar authority prohibiting Licensee from conducting business in the State of __________.

10.      Miscellaneous.

         (a) This Agreement is the entire agreement presently in effect between HealthMax and Licensee with respect to the funding of Centers; it may be modified or amended only in writing signed by both parties.

         (b) Licensee may assign its rights under this Agreement to any entity (corporation, limited partnership or limited liability company) under common control with Licensee, upon written notice to HealthMax; no other assignments or transfer of interests hereunder by Licensee will be permitted.

         (c) Any disputes arising in connection with this Agreement will be resolved under the laws of the State of Florida, in the appropriate federal or state courts located in Orange County, Florida, which shall be the exclusive venue for the resolution of such disputes; HealthMax and Licensee both submit to the jurisdiction of such courts.

         (d) Nothing in this Agreement creates, nor is intended to create, a partnership, agency, employment or joint venture relationship between HealthMax and Licensee.

         (e) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but both of which together will constitute one and the same agreement.

         (f) In the event of breach of any payment by Licensee under this Agreement, HealthMax shall have the right to pursue all remedies at law or in equity, and seek all applicable damages, including but not limited to the right of setoff; specific performance; quantum meruit; and rescission. Notwithstanding and without limiting the foregoing, it is expressly agreed and understood that HealthMax may elect its remedies, which may be cumulative, including (i) the right to terminate the Agreement; (ii) the right to terminate Revenue Distribution;
                  (iii) the right to require full payment for the Funded Centers; and/or (iv) the right to terminate the Exclusivity and/or the Right of First Refusal.

         (g) All notices, requests, demands, claims and other communications pursuant to this Agreement will be in writing. Any notice, request, demand, claim or other communication shall be deemed given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient, at the following addresses (which may be changed by written notice):

                  If to HealthMax:    2016 S. Orange Avenue
                                      Orlando, Florida  32806
                                      Attn:    Dr. Daniel J. Pavlik, President
                                      (407) 872-2440 (phone)
                                      (407) 839-6036 (fax)
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                                      e-mail:  drpavlik@accesshealthmax.com


                  If to Licensee:     _____________________
                                      Attn: _______________
                                      (phone)
                                      (fax)
                                      e-mail: ____________________________

         If the foregoing accurately reflects our agreement, please sign below and return a copy of this letter agreement to the undersigned, at the fax number below; please mail the original payment, along with your check representing the payment due under Section 7 of this agreement.



ACCESS HEALTH ALTERNATIVES, INC.


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Steven Miracle, Chief Operating Officer


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                          , Market Licensee

AGREED AND ACCEPTED THIS
_________ DAY OF_______ 1999,



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